Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 1, 2004 (except Note 17, as to which the date is October 12, 2006), with respect to the financial statements and schedule of the Optical Products Segment of BMC Industries, Inc. included in this Registration Statement on Form S-1 and related Prospectus of Vision Ease Lens, Inc. for the registration of shares of its common stock.

Our audit also included the financial statement schedule of the Optical Products Segment of BMC, Inc. listed in Item 16(b) in the Registration Statement and related Prospectus of Vision Ease Lens, Inc. This schedule is the responsibility of Vision Ease Lens, Inc management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is April 1, 2004 (except Note 17, as to which the date is October 12, 2006), the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Minneapolis, MN
October 12, 2006